Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation	Assumed Names
Noble Metal Processing, Inc.	Michigan
Noble Land Holdings, Inc.	Michigan
Noble Components & Systems, Inc.	Michigan
Noble Manufacturing Group, Inc.	Michigan
Noble Metal Processing Canada, Inc.	Ontario, Canada
Noble Logistic Services, Inc.	California
Central Transportation & Delivery, Inc.	Delaware
Noble Logistic Services, Inc.	Michigan
Noble Metal Processing – Kentucky, GP	Michigan
Noble Construction Equipment, Inc.	Tennessee
Noble Advanced Technologies, Inc.	Michigan
Prototech Laser Welding, Inc.	Michigan	Laser Welding International
Noble Metal Processing – Ohio, LLC	Michigan
Noble Tube Technologies, LLC	Michigan
Noble Metal Processing – Australia Pty. Ltd.	Australia
Noble Silao de México, S. de R.L. de C.V.+	Mexico
Noble Summit Metal Processing de México, S. de R.L. de C.V.++	Mexico
NMP Holding de México, S. de R.L. de C.V.	Mexico

+	Subsidiary owned 99% by Noble Summit Metal Processing de Mexico, S. de R.L. de C.V. and 1% by Noble Manufacturing Group, Inc.

++	Subsidiary owned 51% by NMP Holding de Mexico, S. de R.L. de C.V. and 49% by Sumitomo Corporation and certain of its affiliates